                                                                Exhibit (d)(15)

The undersigned hereby represents that the following document is a fair and accurate English translation of a French document.

                                   By:    /s/ Michel Marien
                                   Name:  Michel Marien
                                   Title: President of the Life Sciences
                                          Chemicals Enterprise of Rhodia


                   MULTICURRENCY CREDIT LINE EUR 120,000,000

                                    RHODIA

BY AND BETWEEN THE UNDERSIGNED

1. Rhodia, a limited company with a capital of EUR 2,621,115,615, whose registered office is located at 25 quai Paul Doumer, 92408 Courbevoie, entered in the Nanterre Companies Register under no. B 352 170 161, hereinafter referred to as the "Borrower", represented by Mr Pierre Prot, Chief Operating Officer, undersigned, duly authorised to act herein by virtue of the powers attached to this agreement,

PARTY OF THE FIRST PART

2. [*], a limited company with a capital of FRF 4,009,242,200, whose registered office is located at [*], Paris, entered in the Paris Companies Register under no. B [*] hereinafter also referred to as the "Agent", represented by Messrs Benoit [*]and Roger [*],

PARTY OF THE SECOND PART

3. [*], a limited company with a capital of EUR 512,548,160, whose registered office is located at [*], Paris, entered in the Paris Companies Register under no. [*],

represented by Mr [*], Executive Manager, and Mrs [*], Management
Representative, undersigned,

PARTY OF THE THIRD PART

[*] are hereinafter uniformly referred to as the "Banks" unless they need to be named.

IT HAS BEEN AGREED AS FOLLOWS

-----------------------------
* Confidential treatment for the name of the bank has been requested pursuant to
Item 1007(d) of Regulation M-A under the Securities Exchange Act of 1934, and the name of the bank has been filed respectively with the Securities and Exchange Commission.

                                 INTRODUCTION

                                  DEFINITIONS

For the implementation and interpretation of this agreement, the following words and expressions below shall have the following meaning:

Agent: means [*] and any successor or beneficiary or, as applicable, any new agent with the same function appointed in accordance with Article 23.

Increase (or decrease, as applicable) in long-term provisions includes:

-    change in retirement provisions;
-    change in restructuring provisions;
-    change in provisions for risks and charges and other long-term liabilities;

as resulting from the Rhodia group's consolidated cash flow statement in the Rhodia group's latest annual consolidated financial statements, delivered annually to the Agent on behalf of the Banks.

Drawing Notice: means a notice according to the model in Appendix 2 to this agreement.

Bank: means each of the institutions listed in the premises of this agreement and any institution to which all or part of the obligations of a Bank under this agreement are subsequently assigned or transferred in accordance with Article 24.

EURIBOR Reference Banks:

 .    Caisse Nationale du Credit Agricole - Paris
 .    Credit Commercial de France - Paris
 .    Credit Lyonnais - Paris
 .    Natexis Banque - Paris
 .    Societe Generale - Paris

LIBOR Reference Banks:

 .    Societe Generale - London
 .    Banque Nationale de Paris - London
 .    Barclays Bank Plc
 .    Midland Bank Plc

Event of Default: means any event covered by Article 18.

Conversion Rate: means the exchange rate of the Currencies quoted by the European Central Bank and published by Banque de France at 2:00 p.m. (Paris time) on the fourth business day preceding the start of each Interest Period.

Agreement: means this agreement, as may be amended, from time to time.

Final Repayment Date A: 364 days after the Execution Date.

Final Repayment Date B: three (3) years after the Execution Date.

Interest Payment Date: means the last day of an Interest Period set forth in the Drawing Notice, on the understanding that, in the case of an Interest Period of 12 months, "Interest Payment Date" means the last day of the first half of said Interest Period and the last day of said Interest Period. These days shall be Business Days.

Execution Date: means the date on which the Agreement is signed.

Depreciation and amortisation of fixed assets includes:

-    amortisation of start-up costs and deferred charges;
-    amortisation of goodwill on consolidation;
-    amortisation of software, patents, licences, trademarks;
- amortisation of other intangible assets and depreciation of land, buildings and other tangible fixed assets;
-    depreciation of equity interests;

as resulting from the Rhodia group's consolidated cash flow statement in the Rhodia group's latest annual consolidated financial statements, delivered annually to the Agent on behalf of the Banks.

Financial Debt means:

(i)    any debt connected with borrowed money;

(ii) any debt (actual or conditional) resulting from a real or personal guarantee, a indemnification undertaking or any other obligation accepted by Rhodia to protect a creditor against a Financial Debt contracted by any third party;

(iii)  any debt resulting from any bank loan;

(iv) any debt resulting from any negotiable debt instrument, trade bill, bond, security, commercial paper, certificate of deposit or any other similar instrument;

(v) any debt resulting from any transaction on the futures market (swaps, options, etc.), or the interest-rate or foreign-exchange market; the net amount of such debt shall be determined by factoring in any amounts owed to the Borrower by its counterparty in connection with the futures transaction concerned, pursuant to any market regulation (as laid down by the ISDA, AFB or other) used to calculate the contract termination balance in the event of default by the counterparty;

(vi) any payment obligation arising from any lease signed with third parties in order to obtain finance.

Currencies: means the JPY, USD, CHF and GBP, in which currencies the drawings may be denominated, provided said currencies are freely convertible and transferable.

Dollar or USD: means the legal tender in the United States of America.

EBITDA: means operating profit plus or minus:

* depreciation and amortisation of fixed assets, including complementary goodwill amortisation;
*    the change in other long-term provisions;

as resulting from the Rhodia group's consolidated cash flow statement in the Rhodia group's latest annual consolidated financial statements, delivered annually to the Agent on behalf of the Banks. In order to avoid interpretation difficulties, it is herewith stipulated that EBITDA amounted to FRF 4,873,000,000 on 31 December 1998.

Borrower: means Rhodia and/or as applicable any Authorized Subsidiary guaranteed by Rhodia.

Outstandings in Euros:

- as regards Drawings in Euros: the Euro-denominated outstandings of such Drawing;

- as regards Drawings in Currencies: the equivalent value in euros of the outstandings connected with such Drawing calculated at the Conversion Rate.

Commitment A: means, for each Bank, the maximum amount, as applicable lowered in accordance with Article 11 (Cancellation), said Bank agrees to make available to the Borrower in accordance with Article 1 (A). The initial amount of the Commitment of each Bank is given beside its name in Appendix I to the Agreement.

Commitment B: means, for each Bank, the maximum amount, as applicable lowered in accordance with Article 11 (Cancellation), said Bank agrees to make available to the Borrower in accordance with Article 1 (B). The initial amount of the Commitment of each Bank is given beside its name in Appendix I to the Agreement.

Total Commitment: means the sum of the Total Commitment A and the Total Commitment B whose initial amount at the Execution Date is EUR 120,000,000 (one hundred twenty million euros).

Total Commitment A: means, at any time, the sum of Commitments A whose initial amount at the Execution Date is EUR 60,000,000 (sixty million euros).

Total Commitment B: means, at any time, the sum of Commitments B whose initial amount at the Execution Date is EUR 60,000,000 (sixty million euros).

EONIA: means the arithmetic average of the overnight rates for interbank loans granted by a sample of reference banks, weighted to reflect the respective transaction volume. This rate is calculated by the European Central Bank, notified by the European Union Banking Federation and published on Telerate page 247 on the business day following the date of the transactions on which it is based.

EURIBOR: means, for a given Interest Period, the rate, as rounded off to three decimal places, established under the auspices of the European Union Banking Federation, at which Euro-denominated interbank deposits are offered between leading banks in the euro area for the same time as the Interest Period concerned, as published on the Dow Jones Telerate page 248 or any substitute page, two business days prior to the start of the Interest Period concerned at eleven o'clock in the morning (11 a.m.), Brussels time.

Euro or EUR: means the single currency used as legal tender in Europe from 1 January 1999 in the Member States of the European Union.

Financial Year: commences each year on 1 January and ends on 31 December.

Subsidiary: means any company in which Rhodia directly holds more than 50% of the capital and voting rights.

Authorised Subsidiary: means any company in which Rhodia directly holds more than 50% of the capital and voting rights, which has met the criteria set out in
Article 6.

Costs: means all duties, taxes or penalties borne by the Borrower, due or declared to be due in connection with the execution, implementation or performance of the Agreement, on presentation of written evidence.

Net Financial Charges: means the net financial charges connected with the net borrowing, consisting of:

- Interest and related charges: this is interest on financial debts and financing transactions (loan interest, discounts on trade bills and amortisation of redemption premiums) after compounding the financial charges to finance certain assets included in the acquisition costs of such assets. This therefore excludes indemnities for early loan repayment, losses on financial instruments such as interest rate options, interest rate swaps, interest on non-financial debts (commercial or other), loan issue costs, whether or not spread over the time to maturity, net charges on the disposal of equity interests, decreases in the probable trading value of transaction securities, losses on Rhodia group's repurchase of equity, bonds and other securities issued by Rhodia or its subsidiaries;

- Interest and related income: interest on financial claims. It therefore excludes income from trade receivables, gains on financial instruments such as interest rate options or interest rate swaps, net income from the divestment of equity interests, increases in the probable trading value of trading securities, income from equity interests, gains on the Rhodia group's repurchase of equity, bonds and other securities issued by Rhodia or its subsidiaries;

as resulting from the Rhodia group's consolidated cash flow statement in the Rhodia group's latest annual consolidated financial statements, delivered annually to the Lenders. In order to avoid interpretation difficulties, the Borrower stipulates that, first, the Net Financial Charges amounted to FRF 640,000,000 on 31 December 1998, i.e. a slightly different amount from the sum recorded in the "net financial charges" account in Rhodia's consolidated financial statements, and, secondly, the Net Financial Charges will in the future be equal to the "net financial charges" account in Rhodia's consolidated financial statements.

Swiss Franc or CHF: means the currency used as legal tender in the Swiss Confederation.

Guarantor: means Rhodia as the guarantor of an Authorized Subsidiary under any Guarantee.

Autonomous Guarantee: means the Guarantor's standby letter of credit according to the model in Appendix 4.

Rhodia Group: means Rhodia and any Rhodia subsidiary in the meaning of Article 355-1 of Act no. 66-537 of 24 July 1966.

Business Day: means:

(A) for drawings in Euros, any whole day on which the interbank market is operational and credit institutions and banks are open in Paris;

(B) for drawings in Currencies, any whole day on which the international interbank market is operational and credit institutions and banks are open in Paris, London and the main financial market of the drawing currency.

JPY: means the currency used as legal tender in Japan.

Commitment Letter: means the letter in accordance with the model in Appendix 5, sent to the Agent by any Authorized Subsidiary.

LIBOR: means, for a given Authorised Currency and Interest Period, the arithmetic average, to a maximum of five (5) decimal places (the fifth being rounded up if the sixth is higher than or equal to the figure five (5)), expressed in an annual rate, of the rates offered by leading banks for deposits of a similar amount in the Authorised Currency concerned and for a period equivalent to the said Interest Period on the London interbank market, "LIBOR", as published under the auspices of the British Bankers Association on page 3740 or 3750 of the Dow Jones Telerate or any substitute page, two business days prior to the Interest Period concerned, at 11 o'clock in the morning (11 a.m.), London time.

Credit Line: means this Credit Line of EUR 120,000,000 (one hundred twenty million Euros), made up of Tranche A and Tranche B, and granted to the Borrower by the Banks by virtue of the Agreement.

Pound Sterling or GDP: means the currency used as legal tender in Great Britain.

Majority of Banks: means the Banks whose sum of Commitment A and Commitment B represents at any time more than 50% of the Total Commitment.

Margin: means

(A)  for any Drawing made as part of Tranche A:  0.10% p.a.

(B)  for any Drawing made as part of Tranche B:  0.15% p.a.

This Margin shall be incremented by 0.10% for all Drawings outstanding on 30 June and 31 December of each year.

Available Amount: for a given Tranche and a given date, this amount is equal to the difference between Total Commitment A or B, as applicable, and the sum of Euro-Denominated Outstandings connected with the Tranche concerned.

Equivalent Amount: means for any drawing requested in a Currency, the amount determined by the Agent as being the equivalent value, in the currency concerned, of the sum in Euros. Said equivalent value is calculated at the Conversion Rate.

Interest Period: means for any Drawing, the period of 1, 2, 3 or 6 months (or any longer period up to maximum 12 months subject to permission from the Banks) indicated by the Borrower in the corresponding Drawing Notice or, in the absence of such information, a period of one (1) month.

Participation: means for [ ] 2/3rds of the amount of the Credit Line, and for [ ] 1/3rd of said amount.

Operating Profit: means turnover less operating charges. Operating charges consist of production costs, administrative and sales costs, R&D charges, additional goodwill amortisation and provisions for restructuring and environmental costs, as resulting from the consolidated income statement in Rhodia's latest annual consolidated financial statements, delivered annually to the Agent on behalf of the Banks.

Rhodia: means the Rhodia company mentioned in the premises of this Agreement.

Consolidated Net Equity: means the sum of share capital and premiums, reserves, conversion reserves and profit/loss. Each of the above items is based on Rhodia's consolidated balance sheet in the latest annual consolidated financial statements delivered to the Agent on behalf of the Banks. In order to avoid interpretation difficulties, it is herewith stipulated that the Consolidated Net Equity amounted to FRF 13,973,000,000 on 31 December 1998.

Drawing: means any use of the Credit Line for one of the Interest Periods concerned.

Tranche: means either Tranche A or Tranche B.

Tranche A: means the credit line of EUR 60,000,000 (sixty million Euros) granted by the Banks for a period of 364 days.

Tranche B: means the credit line of EUR 60,000,000 (sixty million Euros) granted by the Banks for a period of 3 years.

                                   SECTION I

                        CHARACTERISTICS OF CREDIT LINE

ARTICLE 1 AMOUNT

The Banks grant the Borrower, which accepts, a Credit Line in an amount of ONE HUNDRED TWENTY MILLION EUROS (EUR 120,000,000) made up of Tranche A and Tranche B below:

(A)  Tranche A

     From the Execution Date until the Final Repayment Date A: sixty million Euros (EUR 60,000,000)

(B)  Tranche B

     From the Execution Date until the Final Repayment Date B: sixty million Euros (EUR 60,000,000)

This Credit Line may be used in Euros and/or in one or more Currencies under the terms laid out in Article 5.

In this respect, the Borrower and the Banks undertake to comply with the applicable foreign exchange regulations.

At the Execution Date, Commitment A and Commitment B of each Bank shall be limited to the initial amounts mentioned beside their name in Appendix 1.

Each of the Banks undertakes to participate in the Credit Line in the amount of its Participation.

The obligations resulting from the Agreement shall be several for each Bank, which shall not have joint liability. Failure of one of the Banks to participate in any of the Drawings shall not release the other Bank or the Borrower from their own obligations.

Each Bank represents that it has carried out its own investigation of the Borrower's financial situation and solvency, based on information and documents considered relevant by it, and acknowledges that its decision to participate in the Credit Line is based on said examination.

Each of the Banks shall keep on its books a special account in the Borrower's name, used to record its Participation in the Borrower's Credit Line.

Said special accounts shall merely be accounting instruments and shall not have the legal effect attached to drawing accounts.

ARTICLE 2 PURPOSE

The purpose of the Credit Line shall be to finance the Borrower's general needs.

ARTICLE 3 TERM

The term of the Credit Line shall be three hundred and sixty-four (364) days for Tranche A and three (3) years for Tranche B. This term shall commence at the Execution Date.

ARTICLE 4 DRAWINGS

With effect from the Execution Date, the Credit Line may be used by means of Drawings on the following terms.

ARTICLE 5 UTILISATION TERMS

5.1 The Borrower may borrow by virtue of either Tranche in the maximum amounts for the maximum periods stipulated above, as the need arises, in accordance with
Article 2 above and the special terms set forth below.

Drawings shall be made within the limit of the Available Amount. The Agent shall carry out a verification whenever a new Drawing is requested and whenever a Drawing is renewed. Each renewal of a Drawing shall be considered a new Drawing.

5.2  Every Drawing shall be subject to the conditions that:

-    no Event of Default has occurred or can be expected to occur;

- there are no more than nine (9) outstanding Drawings (in Euros and/or in Currencies); the Credit Line may at no time involve more than ten (10) outstanding Drawings in Euros and/or in Currencies;

- the sum of Euro-Denominated Outstandings requested and not yet exercised does not, at the Drawing Date, exceed the amount the Total Commitment A for a Drawing connected with Tranche A, and the amount of Total Commitment B for a Drawing connected with Tranche B, on the understanding that if the verification conducted by the Agent shows that the amount of Total Commitment A or Total Commitment B has been exceeded, as applicable, the requested payment shall not be made or the requested Drawing shall be paid only up to the Available Amount;

- no Drawing connected with Tranche A may have a maturity after the Final Repayment Date A and no Drawing connected with Tranche B may have a maturity after the Final Repayment Date B, and any Interest Period likely to last beyond Final Repayment Date A or Final Repayment Date B shall automatically end on Final Repayment Date A or Final Repayment Date B, as applicable;

-    the representations made in application of Article 16 are accurate;

- the Borrower has sent the Agent, by the stipulated deadline, a Drawing Notice in accordance with the model in Appendix 2 to the Agreement.

5.3  Drawing characteristics:

The duration of each Drawing shall be one (1), two (2), three (3) or six (6) months (or any longer period up to maximum 12 months subject to permission from the Banks).

Each Drawing in Euros and/or in Currencies shall amount to at least FIVE MILLION EUROS (EUR 5,000,000) or an Equivalent Amount. Larger amounts shall be a whole multiple of FIVE MILLION EUROS (EUR 5,000,000) or an Equivalent Amount of said multiple, subject to the provisions in paragraph 5.2 above.

Moreover, if one of the requested Currencies is not available on the interbank market, the Agent and the Borrower shall consult each other in order to find a replacement currency. Failing agreement within 24 hours of the Notice sent by telex to the Borrower, the Drawing shall be made in Euros. In this case, the Borrower shall repay the Banks the cost, if any, generated by the unavailability of the Currency, on presentation of written evidence by the Banks.

5.4  Drawing Methods

Each Drawing shall be made on a Business Day by means of a Drawing Notice based on the model in Appendix 2, signed by an authorised representative of the Borrower.

Said Drawing Notice shall specify:

*    the Tranche concerned (A or B);
*    the requested payment date;
*    the Drawing amount;
*    the duration of the Drawing;
*    the maturity date of said Drawing;
*    for Drawings in Currencies: the amount of the Drawing in Euros;
* and the Borrower's bank details (Bank's name and address and account number) for payment purposes.

The Drawing Notice shall be sent to the Agent by fax (confirmed by letter) no later than 11 a.m. (Paris time) three (3) Business Days prior to the day on which the Borrower wants to have the funds.

No later than 5 p.m. (Paris time) the same day, the Agent shall fax the Banks the contents of the Drawing Notice.

The Drawing Notice shall be irrevocably binding on the Borrower, which shall accept payment of the funds corresponding to said Drawing under the terms set forth in the Drawing Notice and the terms and conditions of the Agreement.

ARTICLE 6 CONDITIONS PRECEDENT TO DRAWINGS

(A) Rhodia may only request a Drawing after the Agent has received the following documents:

(1)  a duly certified copy of its latest Articles of Association;
(2)  an excerpt Kbis issued within the last three months;
(3) a duly certified and up-to-date copy of any document setting out the powers of the Agreement signatories.

(B) If Rhodia wants one of its Subsidiaries to use a Drawing, said Subsidiary shall be approved for this purpose. To this end, Rhodia shall deliver to the
Agent:

(1) a duly certified and up-to-date copy of the Articles of Association any charter or other incorporation document of said company;
(2) an up-to-date excerpt of the registration in the Companies Register or if the Subsidiary is not French, any equivalent document provided for by the laws governing such company;

(3) for each of the Banks an adequate number of copies of the latest audited and published financial statements of said Subsidiary (balance sheet, income statement and notes or other annual financial documents under the laws governing said company), as well as the statutory auditors' reports.

The Banks shall inform Rhodia whether or not they approve said Subsidiary within one month following delivery of said documents. Said approval may not be withheld unless there is a legitimate reason. After approval, such Subsidiaries shall become Authorized Subsidiaries. However, they may only request Drawings after the Agent has received:

(a)  the Commitment Letter;

(b)  the Autonomous Guarantee;

(c) a duly certified copy of an excerpt of the Guarantor's Board resolution, adopted pursuant to Article 98 of the Companies Act of 24 July 1966 or as applicable Article 101 of the same Act, authorising the granting and execution of the Guarantee and duly empowering any persons appointed by the Board;

(d) and, if the Authorized Subsidiary is not French, a legal opinion certifying the validity of the commitments accepted by such Authorized Subsidiary under the Commitment Letter and the Agreement;

(e) a duly certified and up-to-date copy of any document setting out the powers of the signatories of the Commitment Letter and the Drawing Notices.

Furthermore, the Borrower and the Authorized Subsidiary(ies) concerned may not be in one of the situations mentioned in paragraph 2 of Article 18 below.

ARTICLE 7 COMMITMENT FEE

For the entire duration of the Credit Line, Rhodia undertakes to pay the Agent a quarterly commitment fee on behalf of the Banks. Said fee shall be calculated over the amount of Total Commitment A and Total Commitment B, based on the exact number of days and a year of 360 days. It shall be payable in arrears in Euros and, for the first time, three months after the Execution Date.

It shall be equal to zero point ten percent (0.10%) p.a. for Tranche A and zero point fifteen percent (0.15%) for Tranche B.

In the event that the Borrower cancels the Credit Line in accordance with the provisions in Article 11, the fee shall be calculated over the amount of Total Commitment A and Total Commitment B before pro-rated cancellation.

ARTICLE 8 INTEREST

8.1  Drawings in Euros

The interest rate applicable to each Drawing shall be the EURIBOR for the Interest Period concerned plus the applicable Margin.

The interest on each Drawing shall be paid in arrears at the Interest Payment Date. The Agent shall calculate it over the exact number of days, based on a year of three hundred sixty (360) days.

8.2  Drawings in Currencies

The interest rate applicable to each Drawing shall be the LIBOR for the Interest Period concerned plus the applicable Margin.

Interest shall be paid in arrears at the Interest Payment Date in the currency in which the Drawing is denominated. The Agent shall calculate it over the exact number of days, based on a year of three hundred sixty (360) days for currencies other than GBP. For GBP, interest shall be calculated over the exact number of days, based on a year of three hundred sixty-five (365) days. These provisions shall apply in accordance with the practices in force in the international market for the currency concerned.

8.3  Drawings in Euros and Currencies

The Agent shall notify the Borrower and the Banks by fax of the rate applicable to each Drawing on the Drawing Date.

Similarly, prior to each Interest Payment Date, the Agent shall inform the Borrower of the amount of interest to be paid and the Banks of the amount of interest to be paid to them.

ARTICLE 9 REPAYMENT OF DRAWINGS

The Borrower shall repay each Drawing in full on each Interest Payment Date, in the currency in which the Drawing is denominated, on the understanding that the amounts so repaid may be drawn again, subject to the provisions in the Agreement.

All remaining outstanding sums shall be paid at the Final Repayment Date A for Drawings connected with Tranche A and at the Final Repayment Date B for Drawings connected with Tranche B.

ARTICLE 10  EARLY REPAYMENT

The Borrower may repay all or part of a Drawing at an early date, provided it:

(A) has informed the Agent no later than five (5) Business Days prior to the date set for early repayment;

(B) payment to the Banks of the portion of interest generated by the portion of the Drawing repaid from the Drawing Date (or the last Interest Payment Date in case of a drawing with a duration of 12 months) until the early repayment date.

     At the early repayment date, the Borrower (or the Banks, as applicable) shall also owe the Banks (or the Borrower, as applicable) a sum equal to the negative difference for the Banks (or the Borrower, as applicable) between:

(i) the present value (at the early repayment date) of the interest that would have been generated by the portion of the Drawing repaid at an early date if it had not been repaid before the remaining period of the Drawing, and

(ii) the present value (at the early repayment date) of the interest that would have generated by a reinvestment loan whose principal has the same maturity as the portion of the Drawing repaid at an early date.

     The present value referred to above shall be determined by means of a discount coefficient equal to the interest rate of the reinvestment loan referred to in the following paragraph.

At the Early Repayment Date, the interest rate of said reinvestment loan shall be equal to the EURIBOR or EONIA rate or any substitute rate, as applicable, with the same duration as the residual duration of Drawings repaid at an early date.

ARTICLE 11  CANCELLATION

The Borrower may cancel the benefit of all or part of the Credit Line in one or more times, without penalty, on the following conditions:

- the Borrower shall notify the Agent in writing no later than ten (10) Business Days in advance;

-    outstanding Drawings may not be cancelled;

- each cancellation shall be in an amount equal to at least TEN MILLION EUROS (EUR 10,000,000) and any whole multiple of TEN MILLION EUROS (EUR 10,000,000);

- each cancellation shall be irrevocable and shall proportionally reduce the amount of Total Commitment A and Total Commitment B, and the Commitment of each Bank, in the amount cancelled by the Borrower;

-    the commitment fee owed for the current quarter shall be pro-rated.

ARTICLE 12  OCCURRENCE OF NEW CIRCUMSTANCES

The remuneration terms of the Banks participating in the Credit Line have been fixed in accordance with the regulations applicable to the Banks at the date of this Agreement, notably the tax and monetary laws and regulations in force at said date.

Consequently:

12.1 Additional cost, lower remuneration

If, due to a new law, regulation, directive or recommendation or a change in an existing law, regulation, directive or recommendation, or the way it is interpreted by a competent authority, one of the Banks is subjected to a tax measure (e.g. tax, duty, levy or other new tax, except corporation tax) or a monetary measure which increases the charges connected with its participation or continued participation in the Credit Line or which reduces its remuneration, the following provisions shall apply:

- the Bank shall immediately notify the Agent of the estimated amount of the increase in the cost of its participation in said Credit Line or the reduction of its remuneration; the Agent shall notify the Borrower;

- the Agent, the Bank concerned and the Borrower shall consult each other promptly and shall search in good faith for a mutually acceptable solution to remedy this situation;

- failing agreement within thirty (30) days from the above notification, the Borrower may:

* either assume the entire cost of said increase or reduction, as calculated and evidenced by the Bank concerned;

* or waive the entire participation of the Bank concerned in the Credit Line by paying said Bank any sum it owes in connection with the Credit Line on the said repayment date (including the charge of the Bank's additional costs or lower remuneration) and by indemnifying it for reinvestment losses suffered due to such early repayment in application of Article 10; in this case, the obligations of the Bank concerned shall automatically be terminated.

- the Borrower shall announce its choice to the Agent and the Bank concerned within eight (8) days from expiry of the said period of thirty (30) days.

12.2 Illegality

In the event that a new law, regulation, directive or recommendation or a change in an existing law, regulation, directive or recommendation, or the way it is interpreted by a competent authority, makes it unlawful or illegal for one of the Banks to continue performing its obligations in connection with the Credit
Line:

- said Bank shall immediately notify the Agent, which shall promptly notify the Borrower;

-    the obligations of the Bank concerned shall automatically be terminated;

- the Borrower shall repay the entire participation of the Bank concerned at the date stipulated in said notification, including principal and accrued interest due in connection with the Credit Line at the said repayment date, as well as any indemnity calculated in accordance with Article 10.

12.3 Non publication or discontinuance of EURIBOR or LIBOR

In the event that EURIBOR or LIBOR is not published for any reason:

-    the Agent shall immediately notify the Borrower;

- the interest rate applied to the Borrower shall be the arithmetic average, as applicable, of the rate offered on the interbank market by the EURIBOR Reference Banks or the LIBOR Reference Banks, plus the Margin. This rate shall apply from the above notification date until the maturity date of the current Interest Period;

In the event that EURIBOR or LIBOR ceases to exist:

-    the Agent shall immediately notify the Borrower;

- the Agent and the Borrower shall promptly consult each other in order to find in good faith for a substitute interest rate that is acceptable to both the Borrower and the Banks;

- failing agreement within ten days of notification, the interest rate applied to the Borrower shall be the arithmetic average, as applicable, of the rates offered on the interbank market by the EURIBOR Reference Banks or the LIBOR Reference Banks, plus the Margin. This rate shall apply from the above notification date until the maturity date of the current Interest Period;

- if the Borrower and the Banks have failed to reach an agreement on the substitute interest rate needed to continue the Credit Line on maturity of the Interest Period, the Borrower shall waive the entire Credit Line and pay the Banks all sums, including principal, interest, fees, indemnities and costs, owed to them in connection with said Credit Line at the waiver date.

ARTICLE 13  ANNUALISED INTEREST RATE

The signatories of the Agreement acknowledge that, due to the particular nature of the Credit Line, notably the right for the Borrower to choose a Drawing currency, the amount of Drawings and the duration of the Interest Periods, the annual proportional interest rate shall be based exclusively on the portion of the Credit Line utilised.

However, assuming that the Credit Line is fully drawn down in Euros over its entire term, at a rate indexed to the three-month EURIBOR, based on the three-month EURIBOR in force on 13 July 1999, i.e. 2.666% p.a., the rate for the period would amount to 0.8073%, the period being equal to three months. In this case, the Annual Proportional Interest Rate, based on a year of 365 days, would therefore be equal to 3.04%.

ARTICLE 14  LATE-PAYMENT INTEREST - COMPOUNDING

Any Euro-denominated sum not paid at its normal or early due date shall automatically bear interest at the weighted average rate offered for Euro-denominated overnight transactions (EONIA) plus two percent (2%) p.a. from said due date. The same shall apply to all costs and expenses advanced for any reason by the Banks in connection with said transaction.

Any sum in currencies not paid at its normal or early due date shall automatically bear interest at the arithmetic average (rounded up to the next highest sixteenth of a percent) of the overnight rate published by the LIBOR Reference Banks at which deposits in the currency concerned are offered on the international market, plus the Margin, plus two percent (2%) p.a.

ARTICLE 15  MISCELLANEOUS CHARGES

The Borrower shall bear all costs connected with and subsequent to the Agreement as well as all costs and fees resulting from any legal action to be brought by the Lenders.

The Borrower shall also bear the cost of legal, advisory and other services made necessary for successful performance of the Agreement, on the understanding that said costs would be incurred only after the Borrower has been informed.

                                  SECTION II

                                 GENERAL TERMS

ARTICLE16  REPRESENTATIONS

The Borrower warrants and represents as follows to the Agent and the Banks:

(i) it is a duly incorporated company with valid existence under French law and the capacity to carry on its activities as it is currently doing, to own all assets recorded in its balance sheet, to enter into the Agreement and to perform the resulting obligations;

(ii) the execution of the Agreement has been duly authorised by its competent corporate management bodies and does not require any authorisation from any competent authority that has not been obtained and is not in force;

(iii) the loans contracted by it under the Agreement shall rank pari passu with its other unsecured debts;

(iv) its existing and future assets and revenue are not encumbered, in full or in part, by any lien (mortgage, pledge or other security interest) except the security interests described below;

(v) the Agreement is a legal, valid and binding commitment for the Borrower in accordance with its terms and conditions;

(vi) execution of the Agreement and performance of the resulting obligations do not violate any provision in its Articles of Association or any clause in any contract or undertaking to which it is a party or by which it is bound, and does not in any way violate any applicable law and regulation, and each obligation resulting from the Agreement is a valid commitment for the Borrower, whose performance may be claimed before the courts;

(vii) the execution, delivery, performance and validity of the Agreement are not subject to any authorisation, approval, consent, decision or registration or any other requirement by any French government, judicial or administrative authority;

(viii) all financial documents it has supplied to the Banks are official, genuine and accurate, have been prepared according to the generally accepted accounting principles applicable in France and fairly reflect its results for each financial year;

(ix) since the closing date of the last financial year, no event has occurred with a significant negative impact on its activity, assets or economic or financial situation;

(x) no suit is pending or to its knowledge about to be brought to prevent or bar execution or performance of the Agreement or which could have a significant negative impact on its capacity to perform its obligations under the Agreement;

(xi)  no liquidation, dissolution or similar action is pending against it;

(xii) no circumstances exist that may constitute an Event of Default.

The representations in the points (i), (ii), (iii), (iv), (v), (vii), (viii),
(xi) and (xii) above are deemed to be renewed by the Borrower whenever it requests a Drawing.

ARTICLE 17 SPECIAL UNDERTAKINGS

Until all sums lent by the Banks under the Agreement are fully repaid and all its other obligations under the Agreement have been performed, the Borrower undertakes to:

I.    supply the Agent, in adequate numbers for the Banks:

(i) with its consolidated and non-consolidated annual financial statements (balance sheets, income statements and notes), certified by the statutory auditors and approved by the shareholders, no later than 180 days after the end of the Financial Year, together with the statutory auditors' report;

(ii) no later than 60 days after the end of the Financial Year, with an attestation from the Finance Director certifying compliance with the financial undertakings accepted in paragraph II below;

(iii) no later than 90 days after the end of the each half-year period, with the unaudited consolidated interim income statement;

(iv) with full information about the methods used to apply the annual consolidated financial statements, in such a way as to show any change in accounting practices compared with the financial statements for the previous financial year;

(v) and with any other information, reports or statements the Banks may reasonably request to verify the Borrower's capacity to perform its obligations under the Agreement.

II.   maintain:

- the EBITDA/Net Financial Charges ratio at a level that it higher than or equal to 5;

- its Consolidated Net Equity at a level that is higher than or equal to FRF 12,000,000,000 (or its equivalent value in Euros);

III. (i) notify the Banks promptly in writing whenever an Event of Default occurs and to explain the facts connected with said event;

(ii)  comply with the applicable laws and regulations;

(iii) not to grant nor to allow to exist any lien (mortgage, pledge or other security interest) with respect to any Financial Debt against all or part of existing or future assets or revenues, except security interests expressly authorised by the Banks or the security interests included below:

* security interests granted to guarantee the Financial Debts contracted to finance the cost of acquiring, extending or improving any fixed asset provided the security interest granted in this framework exclusively concerns and guarantees the cost of acquiring, extending or improving the asset concerned;

* security interests granted to guarantee Financial Debts contracted with the following institutions: the European Investment Bank, Fonds Industriel de Modernisation, Fonds de Developpement Economique et Social and, more generally, any international, governmental or EU institution whose general internal rules require security interests in return for financial outstandings;

* security interests against assets contributed as part of a merger, an asset contribution or a corporate acquisition, on the understanding that the said security interests and the Financial Debts guaranteed by them existed prior to such merger, asset contribution or corporate acquisition, as applicable, and that said security interests were not granted in consideration of said merger, asset contribution or corporate acquisition;

* security interests granted to refinance the Financial Debt guaranteed by the security interests authorised in application of the Agreement;

* security interests granted as part of judicial enforcement procedures, attachments or equivalent judicial proceedings as long as the Borrower continues to dispute the judicial applications secured this way in good faith;

* security interests encumbering assets acquired by the Borrower if said security interests and the Financial Debts guaranteed by them existed prior to the acquisition operation and said security interests were not granted in consideration of said acquisition;

* security interests granted on assets transferred and held on a fiduciary basis by a third party and used exclusively by said third party to guarantee repayment of principal and/or interest on any Financial Debt of the Borrower, provided the third party cannot transfer said assets in any form and agrees to perform the Borrower's obligations in connection with the Financial Debt concerned;

* as part of a receivables securitisation transaction, security interests granted on the Borrower receivables or assets when said security interests have been granted to refinance said assets or receivables, provided the risk of non-recovery of the refinancing is primarily borne by the Borrower and the transaction is exclusively designed to be a refinancing or cash transaction;

* security interests granted on any cash deposit made by the Borrower using the proceeds from a Financial Debt, provided the depository grants a loan to a company belonging to the Rhodia Group and provided that the amount of such loan is at least equal to the deposit, that the loan maturity date is not prior to the deposit repayment date, that the granted security interests guarantee full repayment of the loan and that the sole purpose of the overall transaction is to reduce the financial charges and/or to support the financial transactions of the Rhodia Group.

* security interests that may not be granted by virtue of the above paragraphs, provided the total sum of the claims guaranteed by such security interests remains less than 7.5% of the Borrower's Consolidated Net Equity or its equivalent value in another currency;

(iv) pay all transfer, stamp and registration duties or similar charges due in connection with the Agreement;

(v)   not to cease business;

(vi) maintain its insurance policy, notably as regards civil liability, in accordance with the usual practices in its sector;

(vii) comply with environmental laws and regulations.

ARTICLE 18 EVENT OF DEFAULT AND TERMINATION

If the Majority of Banks so requests in the event that one or more of the following events occurs:

1. a due amount, including principal, interest, bank fees, costs or incidental expenses, owed by the Borrower under the Agreement is not paid on its due date, and such non-payment is not remedied within five Business Days from the date on which the Borrower receives a request to do so from the Agent;

      This request may be made by ordinary letter.

      The Banks shall preserve the benefit of this Event of Default notwithstanding any subsequent offer or deposit.

2. the Borrower fails to perform any other obligation under the Agreement which the Banks reasonably consider possible to remedy, if not remedied within 20 days from the date on which the Borrower receives a request to do so from the Agent.

3. any Financial Debt on the part of the Borrower exceeding EUR 30,000,000 (or an Equivalent Amount) falls due or must be repaid before its normal due date owing to an event of default, after expiry of a grace period, if any, granted to the Borrower.

4. the Borrower or the Guarantor does not honour a guarantee offered for any debt when such guarantee is called and such non-performance continues after expiry of a grace period, if any. However, this clause shall not apply in the event that the Borrower refuses to pay the due sum in good faith and has validly referred the dispute to a competent court.

5. the Banks are given a general statutory auditors' report containing the statutory auditors' refusal to certify the accounts or a highly qualified audit opinion, whose reservations are serious enough to affect the Borrower's capacity to perform its obligations under the Agreement.

6. any representation by the Borrower turns out to be significantly inaccurate or any evidence or explanation turns out to be inaccurate.

7. the Borrower or the Guarantor goes bankrupt or goes into a judicial reorganisation or liquidation procedure within the framework of the Act of 25 January 1985, amended by the Act of 10 June 1994.

8. Rhodia ceases business or completes a merger, demerger or partial asset transfer not approved by the Banks, except for transactions within the Rhodia Group, provided the surviving entity is Rhodia.

9.   the Borrower does not comply with one or more of the undertakings in
     Article 17.II.

When such an event occurs, no further Drawing may be obtained as long as the Banks have not decided whether or not to continue or terminate the Credit Line. If such non-performance is not remedied within 90 days from the date on which the Borrower receives a request to do so from the Agent, the Banks shall be entitled to:

(a)  cancel any unused part of the Credit Line;

and/or

(b)  order early payment of all sums drawn down under the Credit Line.

10. within 5 Business Days following an Event of Default requiring early payment of a sum owed by the Borrower to either Bank by virtue of another credit or loan.

The Agent shall notify the Borrower that all sums are due and payable to the Banks.

Moreover, the Borrower shall indemnify the Banks, on presentation of adequate evidence, for any loss or Costs incurred by them due to the occurrence of one of the above events.

                             SECTION III - PAYMENTS

ARTICLE 19 PAYMENTS

19.1 Payments in Euros

a) Any payment in Euros by Rhodia shall be made to the Agent by transfer to the following account:

--------------------------------------------------------------------------
Bank code               Branch code           Account no.         RIB code
--------------------------------------------------------------------------
[*]                     [*]                   [*]                 74
--------------------------------------------------------------------------

At the right value date, within the reference: Rhodia syndicated loan - EUR 120,000,000.

b) Any payment in Euros by Approved Subsidiaries shall be made to the Agent on the day set for payment and in accordance with the Agent's instructions.

c) Any payment in Euros by the Banks shall be made to the Agent by transfer to the following account:

--------------------------------------------------------------------------
Bank code               Branch code           Account no.         RIB code
--------------------------------------------------------------------------
[*]                     [*]                   [*]                 09
--------------------------------------------------------------------------

on the correct value date, mentioning the reference: Rhodia syndicated loan - EUR 120,000,000.

Subject to notice given no later than five (5) Business Days in advance, the Agent may specify any other domicile or payment to be used by the Banks or the Borrower.

19.2 Payments in Currencies

Any payment in Currencies by the Borrower or the Banks shall be made to the Agent in the Currency concerned, on the accounts made known by the Agent to the Borrower at the time when the Agreement is signed.

Subject to notice given five (5) days in advance, the Agent may specify any other domicile or payment to be used by the Banks or the Borrower.

19.3 If a due date does not fall on a Business Day, the due date shall automatically be postponed to the next Business Day, unless such postponement transfers payment to a new calendar month, in which case the due date shall be brought forward to the previous Business Day.

19.4 The Agent shall pay the amount due to the Borrower on the day scheduled for payment and in accordance with the Borrower's instructions.

All payments due under the Agreement and received by the Agent on behalf of the Banks shall be divided between the Banks in proportion to their Participation, on the correct value date. Sums owed to the Banks shall be paid into the bank accounts stated to be elsewhere for this purpose to the Agent.

19.5 Any sum owed by the Borrower under the Agreement shall be paid without withholding or compensation of any kind, and net of all existing or future taxes, withholdings or levies of any kind.

In the event that, by virtue of a new law or regulation, payment of interest or any other revenue is subject to a withholding or tax, the Borrower, if permitted by the applicable laws in force at the time, undertakes to increase the amount to be paid in such a way that, after deduction of the withholding or tax, the Bank or Banks concerned receive the exact payment due to them.

If such increase is not permitted under said laws and regulations, the Bank or Banks concerned and the Borrower shall meet in order to find a solution. If no agreement is reached within thirty (30) days from the date on which such law or regulation takes effect, the Borrower shall waive the entire amount of the Participation or the amounts of the Participations generating such withholding or tax, on expiry of said period of thirty days, and the Borrower shall pay the Bank or Banks concerned any sum owed to them in connection with the Credit Line at this same date and shall indemnify the Bank or Banks concerned for all reinvestment losses suffered due to early repayment, and the obligations of the Bank or Banks concerned shall automatically cease.

ARTICLE 20 CHARGING OF PAYMENTS

Any partial payment shall be charged first to indemnities and incidental expenses, then to interest on compound interest, next to compound interest, then to normal interest and finally to the principal.

ARTICLE 21 EQUALISATION OF PAYMENTS

Should one of the Banks receive a sum due under the Agreement that exceeds the actual amount due, irrespective of the reason, the said Bank shall promptly repay the Agent the amount necessary to ensure that all Banks receive the sums corresponding to their Participation. The same shall apply in case of part payments by the Borrower, in which case each of the Banks shall receive its proportional share of the payment actually made by the Borrower.

The sums repaid to the Agent shall be increased by interest calculated as follows:

-    for amounts in Euros, at the daily floating EONIA rate;

- for payments in Currencies, at the one-month LIBOR rate of the currency concerned; from the date on which the Bank or Banks receive the excess payment until and including the date on which said sums are repaid to the Agent.

                                  SECTION IV

                   THE AGENT AND RELATIONS BETWEEN THE BANKS

ARTICLE 22 AGENT'S MANDATE

By virtue of the Agreement, each of the Banks mandates the Agent, which accepts, in its name and on its behalf, to take all measures and to exercise all powers expressly vested in it under the Agreement and to represent it to this end in all legal proceedings as either a plaintiff or defendant.

The Agent and its senior executives, agents and employees shall not incur liability for their action or inaction in connection with the above mandate except for serious faults or fraud or clear negligence of their obligation to provide the necessary means. The Agent's mandate shall include but not be limited to the following:

- if necessary for the correct interpretation or application of the Agreement, the Agent may use the services of internal or external legal advisors, at its discretion, and in good faith follow their opinions and advice, of which it shall inform the other Bank;

- the Agent may act or refrain from acting in the light of the Borrower's representations or statements and the contents of any opinion, certificate or other document or instrument it believes to be authentic and sourced by a competent person;

- the Agent shall have no obligation to conduct any enquiry or verification of the Borrower's compliance with or performance of its obligations or undertakings or its financial or legal position. However, the Agent shall require the Borrower to provide the financial documents listed in Article 17, paragraph (I)(i), if the Borrower has not delivered them within six (6) months from the end of the Financial Year, and the document referred to in
     Article 17, paragraph (I)(ii), if the Borrower has not delivered it within 60 days from termination of each financial year.

The Agent shall send the Banks the documents referred to in Article 17, paragraph I, within eight days following receipt.

The Agent's obligation to inform the Banks of facts and conditions in connection with the Agreement shall be limited to forwarding information received in the performance of its mandate, on the understanding that the Agent undertakes to notify the Borrower and the Banks whenever the Borrower does not pay a sum due under the Agreement as soon as said Agent notes discovers non-payment.

The Agent shall not be liable for the successful performance, lawfulness, validity, applicability or contents of the Agreement or any other document delivered by virtue of the Agreement.

The Agent shall have the same rights and powers as the Banks regarding its Participation in the Credit Line.

The Borrower shall reimburse the Agent all reasonable expenses incurred by the Agent to protect the rights of the Banks under the Agreement, including the fees and costs of legal advisors. In the event that the Borrower does not make such reimbursement, each Bank shall reimburse the Agent immediately on request, subject to presentation of evidence, a share in the costs in proportion to its Participation in the Credit Line, without thereby releasing the Borrower from its obligations in this respect.

Each Bank undertakes not to offset any claim it holds against the Borrower under the Agreement against any other claim it holds or may hold against the Borrower.

In the event that one of the Banks other than the Agent does not perform its obligations, the Agent shall not be liable vis-a-vis the Borrower.

If one of the Banks is aware of an event as defined in Article 18, Event of Default and Termination, above, said Bank shall notify the Agent, which shall notify the other Bank.

The Agent shall not be liable for any measure taken at the request of the Banks and any measure based on such a request shall be binding on both Banks, on the understanding that no stipulation in the Agreement authorises the Agent to agree any change in the clauses of the Agreement with the Borrower without prior written permission from the other Bank, in the cases provided for in the Agreement. It is expressly stipulated that the clauses on the amount and duration of the Credit Line, the interest rate, the commitment fee and the Ratios may not be modified without prior written permission from the Majority of Banks.

The Agent shall in no event be authorised to seek a settlement on behalf of the Banks or to represent them before the courts, save with prior written authorisation.

ARTICLE 23 AGENT'S SUCCESSOR

The Agent may resign from the duties stipulated in the Agreement, subject to notice to the Banks and the Borrower. Similarly, the Banks may relieve the Agent from its duties with the Borrower's agreement.

The Agent's duties shall cease only after the Banks have appointed a successor and the Borrower has approved said successor.

In the event that the Banks have not appointed a new Agent within thirty (30) days from the Agent's resignation or dismissal, the Agent may itself appoint a successor with the

Borrower's agreement. If the Agent and the Borrower cannot agree on a successor, the Borrower shall suggest a bank to the Agent. The Agent's Successor shall be a leading French bank and must agree to act as the Agent.

ARTICLE 24 TRANSFER OF RIGHTS AND OBLIGATIONS

The Borrower may in no event transfer or assign its rights and obligations under the Agreement without the Banks' prior written permission.

Each of the Banks may transfer or assign rights and obligations under the Agreement in an amount of at least ten million Euros (EUR 10,000,000) to any leading credit institution or bank, subject to Rhodia's prior authorisation, which shall be given within fifteen (15) Business Days from the date on which the Agent sends Rhodia a written request on the part of the transferring bank. Said authorisation may not be unreasonably withheld. If no reply is received from the Borrower within the above period of fifteen Business Days, said Borrower shall be deemed to have approved the request.

In case of refusal, the Borrower shall inform the Bank concerned of the reason for the refusal.

It is understood that the transferee of this Commitment shall record it in the books of its head office or a branch located in Mainland France or in the books of its head office or a branch in a country with which France has signed a double taxation treaty, thus making it possible to pay any sum connected with the Credit Line without any withholding, deduction or tax.

If one of the Banks wishes to transfer or assign all or part of the rights and obligations stipulated above, it shall provide the Agent with a transfer deed based on the model in Appendix 3, duly filled out and signed by said Bank and the transferee.

In proportion to its Participation in the Credit Line, the transferring Bank shall benefit from the Autonomous Guarantee(s) delivered by the Guarantor. To this end, the transferring Bank undertakes to provide a subrogative receipt in an amount equal to the transferred Participation.

The Agent shall inform the other Bank of the transfer, its amount and the transferee's identity.

On any assignment or transfer, the Agent shall collect a transfer fee of five thousand French francs excluding taxes (FRF 5,000, excluding VAT), which shall be paid by the transferor. However, this fee shall not be collected in case of transfer within the same banking group.

ARTICLE 25 NOTIFICATION

All notifications, requests and communications to be made and all documents to be delivered by the Borrower, the Agent or the Banks shall be made and delivered by letter or fax (in this last case, confirmed by ordinary letter or registered letter with notice of receipt, as applicable) to each of the parties, at the head office or branch whose address is given in Appendix I, for the attention of the persons specified in said Appendix I.

ARTICLE 26 NO WAIVER

If the Agent or either or both of the Banks or the Borrower does not exercise or claim all or part of a right or remedy or exercises or claims such right or remedy belatedly, it shall not be construed as a waiver of said right or remedy.

ARTICLE 27 AMENDMENTS

The Agreement and its Appendices may only be amended in accordance with Article 22 above.

ARTICLE 28 SEVERABILITY

In the event that one or more of the provisions in the Agreement becomes or is declared void, forbidden or unenforceable, the validity of the other provisions in the Agreement shall not be affected thereby.

ARTICLE 29 GOVERNING LAW - JURISDICTION - ELECTION OF DOMICILE

All disagreements connected with the validity, interpretation, effect or performance of the Agreement and the rights, remedies and obligations of the parties to the Agreement shall be assessed and tried according to French law.

The Paris courts shall have sole jurisdiction to hear any disputes connected with the Agreement.

For the purpose of this Agreement, the parties elect domicile at their respective registered office or Branch, whose address is given in Appendix 1.

Executed and signed in three originals

Paris, 6 September 1999

Rhodia
       [Signature illegible]
[*         ]
[*         ]
       [Signature illegible]

                                  SCHEDULE 1

------------------------------------------------------------------------------------------------------------------
                                                                        Contact individual after signing of loan
       Banks         Commitment (million     Share
                            euros)         (fraction)
------------------------------------------------------------------------------------------------------------------
                                                                        For                          For
                                                      providing any information    providing any information
                                                      (except treasury-related     relating only to treasury
                                                      matters)                     matters
                                                      ------------------------------------------------------------
                  *                                                     *                            *
                     80m euros incl:           2/3

                                       .
                     Commitment A: 40m
                     euros

                                       .
                     Commitment B: 40m
                     euros
                  *                                                     *
                     40m euros incl.:          1/3

                                       .
                     Commitment A: 20m
                     euros

                                       .
                     Commitment B: 20m
                     euros
------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 2
                              MODEL DRAWDOWN NOTICE

                  To:      *, The Agent

                  From: the Borrower

                                                                       [ ] 19[ )

                    MULTICURRENCY EUR120,000,000 CREDIT LINE

     We serve this notice on you in accordance with Article 5 of the Contract.

     We hereby inform you that we wish to carry out a Drawdown pursuant with Tranche [A/B]of the Credit Line, as detailed hereinafter:

-        Amount of Drawdown*                        [              ]

-        Drawdown currency                          [              ]

-        Desired payment date                       [              ]

-        Drawdown maturity date                     [              ]

-        Drawdown term                              [              ], i.e., from

     To

     The proceeds of the Drawdown are to be paid to the Borrower's account opened in the books of * in the Borrower's name.

     We confirm non-occurrence of any event liable to become an Event if Default.

     The terms defined in the Contract are used in the same sense in this notice.

                            -------------------------

     (signature of an individual empowered to sign for the Borrower)

     * For drawdowns in foreign currency, additionally specify approximate amount in euros of said Drawdown.

                                   SCHEDULE 3
                             MODEL DEED OF TRANSFER

                  To: *
                  From: [Transferring bank]

                                                                       [ ] 19[ ]

                           EUR120,000,000 CREDIT LINE
                             CONTRACT DATE [       ] 1999

     Gentlemen:

     The undersigned Bank has assigned and transferred to [ ] on [ ], without any other guarantee than the existence of the account receivable transferred, its rights and obligations in the amount of [EUR ] in its commitment in the credit line.

     The Transferee asks the Agent to note that with effect from [ ] (the Date of Effect) it has taken over for its own account the rights and obligations of [ ] in the amount of [EUR ] of its commitment. It confirms that it is in possession of a copy or of a certified true copy of the Contract, recognizes that it is bound by the terms and conditions of the Contract and consequently that it shall perform the obligations arising for itself therefrom.

     As from the Date of Effect:

-        The Transferee's Commitment A shall be EUR [                 ]; and

-        The Transferee's Commitment B shall be EUR [                 ].

     The transferee can only transfer this loan in the conditions set forth at
Article 24.

     In accordance with Article 1690 of the Civil Code, this deed of transfer shall be notified to Rhodia at the Agent's initiative.

     Our details in connection with the contract are as follows:

     Transferee's name:

     Branch:

     [         ]

     Telephone:

     Telex:

     Facsimile:

     For the attention of:

     Payments relating to amounts outstanding and to prior drawdowns must be made to the transferee to the accounts found on the attached list.

     The terms defined in the Contract are used within the same meaning in this deed of transfer

     Executed in three original counterparts, including one reserved for the serving of notice.

     --------------                                           --------------

          Bank                                                  Transferee

                                   SCHEDULE 4
                              AUTONOMOUS GUARANTEE

     Rhodia, a French corporation with capital of EUR2,621,115,615, with its registered office at 25, quai Paul-Doumer, 92400 Courbevoie, registered with the Nanterre Trade and Companies Registry under number B352 170 161, represented by M. Pierre Prot, Deputy General Manager, the undersigned, specially empowered for the purposes hereof by a decision of the Board of Directors dated

     (hereinafter referred to as the "Guarantor")

RECITALS
--------

1.   By a credit contract dated [ ] 1999 (the Contract) between the
     Guarantor and * and * (hereinafter referred to as the Beneficiaries) or, collectively, the Beneficiary), a one hundred and twenty million euro (EUR120,000,000) credit line, allotted between * in respect of 80 million euros (EUR80,000,000) and * in respect of 40 million euros (EUR40,000,000), drawable in euros and/or in certain authorized currencies, was made available to any Authorized Subsidiary of the Guarantor; * is in addition referred to hereinafter as the "Agent".

2. The terms defined in the Contract shall have the same meaning for the purposes hereof.

AGREEMENTS
----------

1. The Guarantor irrevocably and unconditionally undertakes to pay at the Beneficiary's first demand, any sum claimed in euros or in any Authorized Currency by the Beneficiary, pursuant to this Guarantee, against remittance of a demand for payment accompanied by the Agent's written confirmation that the amount that the Agent states under this guarantee is due pursuant to the Contract, excluding any other formality or justification. The amount payable pursuant to this Guarantee shall be a maximum of one hundred and twenty million euros (EUR120,000,000), or its equivalent in any other Authorized Currency, after adding any other amount claimed in the letter demanding payment within the framework of performance of the Contract destined to cover, in particular, any and all interest,

7. Any payment made by the Guarantor to the Beneficiary pursuant to this guarantee must be made by transfer to the Agent's bank account for the Beneficiary's account; corresponding details shall be set forth in the letter demanding payment.

8. The Guarantor acknowledges being perfectly aware of the possible transfer of all or part of this guarantee by one of the Beneficiaries to the benefit of a transferee bank in connection with the opening of the credit line referred to in the recitals.

9. This guarantee shall be governed by and construed according to French law. Courts within the judicial district of Paris shall have jurisdiction.

                  Executed in

                  On [                 ] 1999

                  In one original counterpart, remitted to the Agent.

                  THE GUARANTOR

                                   SCHEDULE 5
                                COMMITMENT LETTER


To:    [Agent]
       [Address]
       Telex         [               ]
       Facsimile     [               ]

                                      120 MILLION EURO multicurrency credit line
                                       Contract of [ ] 1999

     Gentlemen:

     We are sending you this Commitment Letter for your own account and for that of all the other parties to the contract referred to (the "Contract" in accordance with Article 6B (a) of the Contract.

     We irrevocably confirm our acceptance of the terms and conditions provided in the Contract as they apply to the Borrower and to any Authorized Subsidiary.

     We represent and warrant to the Loan Agent and to the Banks:

(A) that Rhodia holds a direct interest of over 50 percent of the share capital and of the voting rights of our company and that the latter is a corporation governed by [ ] Law, with legal personality and full legal capacity and the power to become a party to the Contract and to perform and comply with its terms and conditions;

(B) that the execution and performance of this Commitment Letter and the obligations resulting therefrom have been lawfully authorized by our companies' bodies empowered to do so, and do not in any way violate either the statutory or regulatory texts applicable to it, or any one commitment by which it may be bound;

(C) that the Commitment Letter and the Contract are valid commitments enforceable against our company in accordance with their terms;

(D) that the payment obligations of our company pursuant to the Contract are unsecured debts ranking pari passu with its other unsecured debts;

(E) that the Commitment Letter or the Contract must not give rise to any registration with any authority;

(F) that our company is not in default in respect of any of its material obligations pursuant to the Contract and has no knowledge of an event liable to constitute such default;

(G) that no proceedings, action, trial or other administrative procedure are pending or, to the best of our knowledge, are about to be instituted or committed that may have a material adverse effect on the validity, performance or enforceability of the Commitment Letter or of the Contract;

(H) that all the information concerning our company (including financial information and any and all accounting documents that it is required to provide by regulations) supplied to the Agent or to the Banks before execution of the Commitment Letter as well as during the Contract's period of validity are, or shall be fair, true and comply with regulations applicable to our company;

(I) and that since the end of the last financial year, no major event affecting the economic, legal and financial situation of our company and its ability to meet its financial commitments in connection with the Contract in a lasting and material manner has occurred.

                We undertake throughout the term of the Contract:

(A) to supply the Loan Agent, in sufficient number for the Banks, our annual financial documents (balance sheets, income statements and notes), certified by the statutory auditors as well as the annual financial statements approved by its shareholders and any annual documents provided to its shareholders, as soon as possible;

(B) to supply as soon as possible any and all information that the Loan Agent (or one of the Banks through the Agent as intermediary) may reasonably require of us;

(C) to inform the Loan Agent without delay of the occurrence of any major event affecting in a lasting and material way the economic, legal and financial situation of our company and its ability to meet its obligations pursuant to the Contract as well as any event qualifying or liable to qualify as an Event of Default;

(D) to carry out the necessary steps to maintain in force all the authorizations required for the performance of the obligations binding on us pursuant to the Contract;

(E) and to ensure that the payment obligations pursuant to the Contract be always unsecured debts ranking pari passu with our other unsecured debts.

     Moreover, we undertake as an Authorized Subsidiary and Borrower to comply strictly with all the stipulations and provisions of the Contract as if we had been a signatory thereof.